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                                                                     EXHIBIT 4.1
                                 PROMISSORY NOTE


U.S.$200,000.00                                                    April 1, 2002

                  FOR VALUE RECEIVED, the undersigned, JAGNOTES.COM INC., a corporation organized under the laws of the state of Nevada (the "Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Thomas J. Mazzarisi ("Lender"), the aggregate principal amount of U.S.$200,000 (the "Principal Amount"), as provided in this PROMISSORY NOTE (this "Note"), on the following terms and conditions:

1. Maturity Date. The Principal Amount of this Note shall be due and payable in full on July 1, 2002.

2. Interest. Interest shall be payable on the unpaid Principal Amount at the rate of two and 69/100 percent (2.69%) per annum, calculated from the date hereof. Accrued interest shall be payable in a single lump sum cash payment on the Maturity Date. If any portion of the principal amount or interest shall not be paid when due hereunder, interest shall be payable in cash on demand on all such overdue amounts at a rate of twelve percent (12%) per annum commencing from the date such amounts shall have been due. All computations of interest shall be made by the Lender on the basis of a 365-day year and actual days elapsed. In no event shall the interest rate payable on this Note exceed the maximum rate permitted to be charged under applicable law.

3. Acceleration. Notwithstanding Section 1 above, the entire unpaid Principal Amount of this Note shall be immediately due and payable upon the occurrence of any of the following:

         a. Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Bankruptcy Law (as defined below) or seeking the appointment of a Custodian (as defined below) of any substantial part of his property, or shall consent to any such relief or to the appointment of or taking possession by any Custodian in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; or

         b. a court of competent jurisdiction shall enter a decree or order providing for relief in respect of Borrower in an involuntary case under any Bankruptcy Law or appointing a Custodian of Borrower or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 30 consecutive days. As used herein, "Bankruptcy Law" means Title 11, United States Code or any similar federal, state or foreign law for the relief of debtors, and "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator, custodian or similar official under any Bankruptcy Law.



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4.       Payment. Payments under this Note shall be made in immediately available federal funds in United States dollars. All such payments under this Note shall be made prior to 12:00 P.M. (New York City time) by wire transfer to a bank account designated by Lender prior to such transfer. The Borrower may prepay in whole or in part the outstanding amount of the Principal Amount at any time and without premium or penalty.

5. Liability. The liability of the Borrower under this Note shall be irrevocable, absolute and unconditional irrespective of, and without setoff, counterclaim, recoupment, deduction or reduction for or on account of (and for purposes of making payment hereunder, the Borrower hereby irrevocably waives any defenses it may now or hereafter have in any way relating to), all and any circumstances, including, without limitation, the following circumstances: (i) any transfer, assignment or other disposition by Lender in whole or in part of its rights, remedies, title and interest under this Note; (ii) any lack or failure of presentment, demand, protest, notice of dishonor, notice of protest and other notices of any kind in connection with this Note; and (iii) any claim by Borrower against Lender in contract or tort, in law or equity.

6. Waiver. Failure of Lender to insist upon strict performance of the terms, conditions and provisions of this Note shall not be deemed a waiver of future compliance therewith or a waiver of such terms, conditions or provisions. No waiver of any terms, conditions or provisions hereof shall be deemed to have been made unless expressed in writing and signed by Lender. The terms of this Note shall not be amended, supplemented or modified in any manner without the prior written consent of Lender and the Borrower.

7. Choice of Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within that state without regard to any conflicts of law provisions that might indicate the applicability of the laws of any other state. The Borrower hereby submits to the jurisdiction of the New York state courts and the Federal courts of the United States located in the State of New York in any action arising out of or under this Note. THE BORROWER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF LENDER OR THE BORROWER IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.


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         IN WITNESS WHEREOF, this Note has been duly executed and delivered by a duly authorized officer of the Borrower on the date first above written.


                                            JAGNOTES.COM INC.



                                            By: /s/ Gary Valinoti
                                            ----------------------------------
                                            Name:  Gary Valinoti
                                            Title:  President & CEO


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